As filed with the Securities and Exchange Commission on October 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Viper Energy Partners LP

(Exact name of registrant as specified in its charter)

Delaware	46-5001985
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

500 West Texas Avenue

Suite 1200

Midland, Texas 79701

(432) 221-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Teresa L. Dick

Executive Vice President, Chief Financial Officer and Assistant Secretary

Viper Energy Partners LP

515 Central Park Drive, Suite 500

Oklahoma City, Oklahoma 73105

(405) 463-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John Goodgame

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

(713) 220-8144

(713) 236-0822 (facsimile

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units	15,250,000(1)	(2)	351,817,500(3)	$32,613.48(3)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional common units representing limited partner interests (“common units”) in Viper Energy Partners LP that may become issuable as a result of any common unit splits, common unit distributions, reclassifications, recapitalizations, combinations or similar transactions.

(2)

With respect to the offering of common units by the selling unitholders, the proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, a sale by the holder of such securities.

(3)

The proposed maximum offering price per unit and the proposed maximum aggregate offering price were estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices per common unit of $23.07 as quoted on The Nasdaq Global Select Market on October 13, 2021, in accordance with Rule 457(c) under the Securities Act.

Prospectus

Up to 15,250,000 Common Units

Viper Energy Partners LP

Common Units

This prospectus relates to the proposed resale from time to time of up to 15,250,000 common units representing limited partner interests in our partnership by the selling unitholders identified herein. Swallowtail Royalties LLC (“Swallowtail”) and Swallowtail Royalties II LLC (“Swallowtail II” and, together with Swallowtail, the “Swallowtail entities”) acquired these common units from us on October 1, 2021 in connection with our acquisition of certain mineral and royalty interests under the terms of the purchase and sale agreement, dated as of August 6, 2021, by and among us and our operating subsidiary Viper Energy Partners LLC (the “Operating Company”), as buyer, and the Swallowtail entities, as seller.

The selling unitholders may offer and sell or otherwise dispose of their common units described in this prospectus from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for more information about how the selling unitholders may sell or dispose of their common units.

We will not receive any proceeds from the sale of common units by the selling unitholders.

Our common units are traded on the Nasdaq Global Select Market under the trading symbol “VNOM.” On October 15, 2021, the last reported sale price for our common units was $24.00 per unit.

You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the Risk Factors on page 2 of this prospectus and in our filings with the SEC incorporated by reference herein before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). You should rely only on the information contained, or incorporated by reference, in this prospectus and any accompanying prospectus supplement, and any free writing prospectus we authorize for use in connection with the applicable offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus, any accompanying prospectus supplement, the documents incorporated by reference herein or therein and any free writing prospectus we have authorized for use in connection with the applicable offering is accurate or complete only as of their respective dates, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement, and any authorized free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information in any accompanying prospectus supplement or incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. See “Information Incorporated by Reference” in this prospectus.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances or jurisdictions in which such offer or solicitation is unlawful.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to (i) “Viper Energy Partners LP,” “the partnership,” “we,” “our,” “us” or like terms refer collectively to Viper Energy Partners LP and its subsidiaries, (ii) our “general partner” refers to Viper Energy Partners GP LLC, a wholly owned subsidiary of Diamondback Energy, Inc., (iii) “Operating Company” or “OpCo” refers to Viper Energy Partners LLC and (iv) “Diamondback” refers collectively to Diamondback Energy, Inc. and its subsidiaries other than the partnership and its subsidiaries. References to “OpCo Units” are to the units representing limited liability company interests in the Operating Company.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the common units offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common units offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

You can also find our SEC filings on our website at www.viperenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 5, 2021;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 3, 2021;

•	Current Reports on Form 8-K filed with the SEC on June 8, 2021, August 12, 2021 and October 7, 2021; and

•	Description of Securities of the Partnership (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K (File 001-36505) filed on February 18, 2020).

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus or any prospectus supplement, unless otherwise indicated on such Form 8-K.

We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You should direct any requests for documents to:

Investor Relations

Viper Energy Partners LP

500 West Texas Avenue, Suite 1200

Midland, Texas 79701

(432) 221-7430

ir@viperenergy.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about:

Forward-looking statements may include statements about:

•	the amounts or volatility of realized oil and natural gas prices

•

the implications and logistical challenges of epidemic or pandemic diseases, including the COVID-19 pandemic and its impact on the oil and natural gas industry, pricing and demand of oil and natural gas and the supply chain disruptions;

•

changes in general economic, business or industry conditions, including conditions of the U.S. oil and natural gas industry and the effect of U.S. energy, environmental, monetary and trade policies on our industry and business;

•	conditions in the capital, financial and credit markets and our ability to obtain capital on favorable terms or at all;

•	our ability to execute our business and financial strategies;

•	the level of production on our properties;

•	the impact of reduced drilling activity on our business;

•

regional supply and demand factors, any delays, curtailments or interruptions of production, and any government order, rule or regulation that may impose production limits on properties in which we have mineral and royalty interest;

•	actions taken by third party operators on our mineral and royalty acreage;

•	our ability to replace our oil and natural gas reserves;

•	our ability to identify, complete and effectively integrate acquisitions of properties or businesses;

•	competition in the oil and natural gas industry;

•	the ability of our operators to obtain capital or financing needed for development and exploration operations;

•	uncertainties with respect to identified drilling locations and estimates of reserves;

•	the impact of extreme weather conditions on production volumes on our mineral and royalty acreage;

•	the ability of our operators to comply with applicable governmental laws and regulations and to obtain permits and governmental approvals;

•	future operating results;

•	future distributions to eligible unitholders;

•	impact of potential impairment charges;

•	the effects of future litigation; and

•	certain other factors discussed elsewhere in our reports incorporated by reference into this prospectus.

All of these types of statements, other than statements of historical fact included or incorporated by reference in this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “seek,” “objective” or “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained or incorporated by reference in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our management’s assumptions about future events may prove to be inaccurate. Our management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those described under “Risk Factors” incorporated by reference herein and elsewhere in this prospectus. All forward-looking statements contained in this prospectus or included in a document incorporated by reference herein speak only as of the date hereof or thereof, respectively. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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ABOUT VIPER ENERGY PARTNERS LP

We are a publicly traded Delaware limited partnership formed by Diamondback to own and acquire mineral and royalty interests in oil and natural gas properties primarily in the Permian Basin. We operate in one reportable segment. Since May 10, 2018, we have been treated as a corporation for U.S. federal income tax purposes.

As of June 30, 2021, our general partner held a 100% general partner interest in us, and Diamondback owned 731,500 of our common units and beneficially owned all of our 90,709,946 outstanding Class B Units, representing approximately 59% of our total units outstanding. Diamondback also owns and controls our general partner. Immediately following the completion of the Swallowtail Acquisition described below, as of October 1, 2021, Diamondback owned approximately 54% of our total units outstanding.

Our principal executive offices are located at 500 West Texas Avenue, Suite 1200, Midland, Texas 79701, and our telephone number is (432) 221-7400. Our website is located at www.viperenergy.com. Information on, or connected to, our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Recent Developments

Swallowtail Acquisition

On October 1, 2021, we acquired certain mineral and royalty interests from the Swallowtail entities (the “Swallowtail Acquisition”) under the terms of that certain purchase and sale agreement, dated as of August 6, 2021, by and among us, the Operating Company and the Swallowtail entities (the “Purchase Agreement”). The total consideration for the Swallowtail Acquisition consisted of 15.25 million common units representing limited partner interests in Viper (the “Common Unit Consideration”) and approximately $225 million in cash (the “Cash Consideration”). As contemplated by the Purchase Agreement, at closing, the assets acquired by Viper for the Common Unit Consideration were immediately contributed by Viper to the Operating Company in exchange for an equivalent number of units representing limited liability company interests in the Operating Company. The Cash Consideration for the Swallowtail Acquisition was funded through a combination of cash on hand and borrowings under the Operating Company’s revolving credit facility. The Swallowtail Acquisition has an effective date of August 1, 2021. The common units were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.

The assets acquired in the Swallowtail Acquisition represent 2,302 net royalty acres primarily in the Northern Midland Basin, approximately 65% of which are operated by our parent Diamondback. The Swallowtail entities are controlled by Blackstone Inc. (“Blackstone”), which beneficially owns approximately 5.9% of Diamondback’s outstanding common stock. Diamondback acquired approximately 32,500 net acres in the Northern Midland Basin and certain related oil and gas assets from Guidon Operating LLC and certain other Blackstone affiliates in exchange for 10.68 million shares of Diamondback’s common stock and $375 million in cash in February 2021.

At the closing of the Swallowtail Acquisition, we entered into a registration rights agreement with the Swallowtail entities (the “Swallowtail registration rights agreement”), pursuant to which the Swallowtail entities and certain of their transferees received certain demand and piggyback registration rights with respect to the common units acquired in the Swallowtail Acquisition and we agreed to file with the SEC, within 15 days following the closing of the Swallowtail Acquisition, a shelf registration statement registering for resale these common units, cause such shelf registration statement to be declared effective promptly thereafter and cause these common units to be listed on the Nasdaq Global Select Market. See “Selling Unitholders” for additional information.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our common units, you should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in any other filings we made with the SEC prior to the filing of this prospectus, including those incorporated by reference into this prospectus, under the heading “Risk Factors” before investing in our common units. You should also consider similar information contained in any Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by us with the SEC after the date of this prospectus before deciding to invest in our common units. We will also include in any prospectus supplement a description of any other risk factors applicable to an offering contemplated by such prospectus supplement. Additional risks and uncertainties not known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the common units covered by this prospectus are being offered and sold by the selling unitholders identified in this prospectus. We will not receive any proceeds from the sale of the common units by the selling unitholders. See “Selling Unitholders” and “Plan of Distribution” for additional information.

DESCRIPTION OF THE UNITS

Common Units and Class B Units

Our common units and Class B Units represent limited partner interests in us. The holders of our common units and Class B Units are entitled to exercise the rights and privileges provided to limited partners under our partnership agreement, but only holders of our common units are entitled to participate in partnership distributions (except to the extent of the cash preferred distributions equal to 8% per annum payable quarterly on the $2.0 million in aggregate capital contributions made to us by Diamondback and our general partner pursuant to the recapitalization agreement entered into in connection with the recapitalization transaction in which Class B Units were issued).

For a description of the relative rights and privileges of holders of our common units to partnership distributions, please read “How We Make Distributions on Our Limited Partner Interests.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.” Immediately following the closing of the Swallowtail Acquisition, as of October 1, 2021, we had 79,120,603 common units and 90,709,946 Class B Units outstanding. All of our Class B Units are beneficially owned by Diamondback. All of Class B Units are freely exchangeable at Diamondback’s discretion, together with an equal number of OpCo Units, into an equal number of common units.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as registrar and transfer agent for the common units and Class B Units. We pay all fees charged by the transfer agent for transfers of common units and Class B Units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit or Class B Unit; and

•	other similar fees or charges.

There is no charge to our common unitholders for disbursements of our quarterly cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units and Class B Units

By transfer of our units in accordance with our partnership agreement, each transferee of our common units and Class B Units shall be admitted as a limited partner with respect to the class of units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation.

Notwithstanding the foregoing, Class B Units, together with an equal number of OpCo Units, can only be transferred to affiliates of Diamondback.

A transferee will become a substituted limited partner of our partnership for the transferred units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

We may, at our discretion, treat the nominee holder of a common unit or Class B Unit, as applicable, as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units and Class B Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units or Class B Units.

Until a common unit or Class B Unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

Our common units are listed on the Nasdaq Global Select Market under the symbol “VNOM.” Our Class B Units are not, and will not be, listed on any securities exchange.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference into this prospectus. We will provide investors and prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read our “Cash Distribution Policy and Restrictions on Our Distributions”; and

•	with regard to the transfer of common units, please read “Description of the Units—Transfer of Common Units and Class B Units.”

Organization and Duration

We were organized in February 2014 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of acquiring and exploiting oil and natural gas properties, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “ —Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that call for the approval of a “unit majority” require the approval of a majority of the outstanding common units and the Class B Units, voting together as a single class.

Diamondback has the ability to ensure passage of, as well as the ability to ensure the defeat of, any amendment which requires a unit majority by virtue of its approximately 54% ownership of our total units as of October 1, 2021.

In voting their common units or Class B Units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. The holders of a majority of the common units and Class B Units (including common units or Class B Units deemed owned by our general partner) represented in person or by proxy shall constitute a quorum at a meeting of such unitholders, unless any such action requires approval by holders of a greater percentage of such units in which case the quorum shall be such greater percentage.

The following is a summary of the vote requirements specified for certain matters under our partnership agreement.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “ —Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “ —Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership Unit majority.	Please read “ —Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “ —Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a unit majority, excluding units held by our general partner and its affiliates, if any, is required for the withdrawal of our general partner prior to June 30, 2024 in a manner that would cause a dissolution of our partnership. Please read “ —Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “ —Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “ —Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. Please read “ —Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Class B Units

Diamondback holds the same number of Class B Units and OpCo Units. All of Class B Units are freely exchangeable at Diamondback’s discretion, together with an equal number of OpCo Units, into an equal number of common units. Each Class B Unit is entitled to one vote on matters that are submitted to our holders of Class B Units for a vote. If at any time Diamondback or any other record holder of one or more Class B Units does not hold an equal number of Class B Units and OpCo Units, we will issue additional Class B Units to such holder or cancel Class B Units held by such holder, as applicable, such that the number of Class B Units held by such holder is equal to the number of OpCo Units held by such holder. Our common units and the Class B Units are treated as a single class on all matters submitted for a vote of our unitholders. Additional limited partner interests having special voting rights could also be issued. Please read “ —Issuance of Additional Partnership Interests” below.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims and irrevocably waives the right to trial by jury.

If any person brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

By purchasing a unit, a holder of units is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and otherwise acts in conformity with the provisions of the partnership agreement, such limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

We may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders. However, subject to certain limited exceptions, we will not issue any additional common units unless we contribute the net cash proceeds or other consideration received from the issuance of such additional common units to the Operating Company in exchange for an equivalent number of OpCo Units.

It is likely that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The common unitholders do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in a manner not adverse to us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by our general partner without limited partner approval, will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any such amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding common units and Class B Units, voting together as a single class, constitute not less than the voting requirement sought to be reduced. Any such amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability under Delaware law of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2024 without obtaining the approval of the holders of at least a majority of the outstanding units, excluding units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after June 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “ —Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “ —Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a unit majority. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. An affiliate of our general partner owns approximately 54% of our outstanding units.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph. In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of any unitholder. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owner of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Viper Energy Partners GP LLC as our general partner or from otherwise changing our management. Please read “ —Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “ —Meetings; Voting.”

Limited Call Right

Our partnership agreement provides that at any time our general partner and its affiliates own more than 97% of the limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice; provided, however, if our general partner and its affiliates (including Diamondback) reduce their ownership to below 75% of the outstanding units, the ownership threshold to exercise the call right will be permanently reduced to 80%. The ownership of our general partner and its affiliates (including Diamondback) is currently less than 75% of the outstanding units (as of October 1, 2021, such ownership was approximately 54%). Accordingly, the ownership threshold to exercise the call right has been permanently reduced to 80%. The common units and Class B Units are considered limited partner interests of a single class for these provisions. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have its limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of its common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Sale, Exchange, Certain Redemptions, or Other Taxable Disposition” and “Material U.S. Federal Income Tax Consequences—Consequences to Non-U.S. Holders—Gain on Disposition of Common Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on our ability to operate our assets or generate revenues from our assets, our partnership agreement provides our general partner the power to amend our partnership agreement. If our general partner, with the advice of counsel, determines that the tax status (or lack of proof thereof) of one or more of our limited partners (or their owners, to the extent relevant), has, or is reasonably likely to have, a material adverse effect on our ability to operate our assets or generate revenues from our assets, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on our ability to operate our assets or generate revenues from our assets or who fails to comply with the procedures instituted by our general partner to obtain proof of such person’s federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed.

Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Our general partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. Our general partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “ —Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Any notice, demand, request, report or proxy material required or permitted to be given or made to record unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the units transferred when such transfer and admission are reflected in our books and records. Except as described under “ —Limited Liability,” the units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us.

We and our general partner have entered into an advisory services agreement with Wexford Capital pursuant to which Wexford Capital provides general finance and advisory services in exchange for a fee and certain expense reimbursement.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our units, within 105 days after the close of each fiscal year (or such shorter period as required by the SEC), an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter (or such shorter period as required by the SEC). We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed; and

•	such other information regarding our affairs as our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “ —Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we are obligated to register for resale under the Securities Act and applicable state securities laws any common units proposed to be sold by our general partner or any of its affiliates (including common units issued upon conversion of Class B Units) or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

Conflicts of Interest and Fiduciary Duties

The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership. Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. Our partnership agreement also specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

When our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning it must not act in a manner that it believes is adverse to our interest. This duty to act in good faith is the default standard set forth under our partnership agreement and our general partner will not be subject to any higher standard.

Our partnership agreement specifies decisions that our general partner may make in its individual capacity, and permits our general partner to make these decisions free of any contractual or other duty to us or our unitholders. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

When the directors and officers of our general partner cause our general partner to manage and operate our business, the directors and officers must cause our general partner to act in a manner consistent with our general partner’s applicable duties. However, the directors and officers of our general partner have fiduciary duties to manage our general partner, including when it is acting in its capacity as our general partner, in a manner beneficial to Diamondback.

Conflicts may arise as a result of the duties of our general partner and its directors and officers to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. Where the directors and officers of our general partner are causing our general partner to act in its capacity as our general partner, the directors and officers must cause the general partner to act in good faith, meaning they cannot cause the general partner to take an action that they believe is adverse to our interest. However, where a decision by our general partner in its capacity as our general partner is not clearly not adverse to our interest, the directors of our general partner may determine to submit the determination to the conflicts committee for review or to seek approval by the unitholders, as described below.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, executive officers and owners (including Diamondback), on the one hand, and us and our limited partners, on the other hand.

Whenever a conflict arises between our general partner or its owners, on the one hand, and us or our limited partners, on the other hand, the resolution, course of action or transaction in respect of such conflict of interest shall be conclusively deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action or transaction in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner; or

•	approved by the holders of a majority of the outstanding units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding units as described above. If our general partner does not seek approval from the conflicts committee or from holders of units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, all determinations, other actions or failures to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be presumed to be “in good faith,” and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available from the Operating Company to pay distributions to us and from us to pay distributions to common unitholders.

The amount of cash that is available from the Operating Company for distribution to us and from us to pay distributions to common unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves.

Our partnership agreement permits us to borrow funds to make a distribution, and further provides that we and our subsidiaries may borrow funds from our general partner and its affiliates.

The directors and executive officers of our general partner who are also officers and directors of Diamondback have a fiduciary duty to make decisions in the best interests of the owners of Diamondback, which may be contrary to our interests.

The executive officers and certain directors of our general partner are also officers and directors of Diamondback. These officers and directors have fiduciary duties to Diamondback that may cause them to pursue business strategies that disproportionately benefit Diamondback or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Diamondback, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment of the partnership agreement.

Our partnership agreement restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that have the effect of restricting the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•

our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it did not believe that the decision was adverse to the interests of the partnership;

•

our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any losses sustained or liabilities incurred as a result of the general partner’s, officer’s or director’s determinations, acts or omissions in their capacities as general partner, officers or directors, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged by it in bad faith, willful misconduct or fraud or, with respect to any criminal conduct, with knowledge that such conduct was unlawful; and

•

in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a unit, a unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “ —Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the common unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•

expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other entities;

•

controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•

purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “ —Meetings; Voting” for information regarding the voting rights of unitholders.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

We reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine such other expenses that are allocable to us, and neither the partnership agreement nor the advisory services agreement limits the amount of expenses for which our general partner and its affiliates may be reimbursed.

Units are subject to our general partner’s call right.

If at any time our general partner and its affiliates (including Diamondback) own more than 80% of the units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have his units purchased from him at an undesirable time or price. The common units and Class B Units will be considered limited partner interests of a single class for these provisions. Please read “ —Limited Call Right.”

We may choose to not retain separate counsel for ourselves or for the holders of units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than acting as our general partner, engaging in activities incidental to its ownership interest in us and providing management, advisory, and administrative services to its affiliates or to other persons. However, affiliates of our general partner, including Diamondback and Wexford Capital, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, Diamondback and Wexford Capital may compete with us for investment opportunities and may own an interest in entities that compete with us. Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and Diamondback and Wexford Capital. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us.

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions eliminating the fiduciary duties that might otherwise be owed by our general partner and replacing them with contractual standards of conduct. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The provisions eliminating and replacing the default fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions represent a detriment to our public unitholders because they restrict the remedies available to our public unitholders for actions that, without those provisions, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests. The following is a summary of:

•	the default fiduciary duties under by the Delaware Act;

•	the standards contained in our partnership agreement that replace the default fiduciary duties; and

•	certain rights and remedies of limited partners contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning that it believed its actions or omissions were not adverse to the interests of the partnership, and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held. If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of limited partners	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its reliance on the provisions of our partnership agreement.

By purchasing our units, each unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct of our general partner or such officer or director engaged by it in bad faith, willful misconduct or fraud or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “ —Indemnification.”

THE OPERATING COMPANY LIMITED LIABILITY COMPANY AGREEMENT

The following is a summary of the material provisions of the limited liability company agreement of the Operating Company. The limited liability company agreement and all amendments thereto (collectively, the “limited liability company agreement”) are exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference into this prospectus. We will provide prospective investors with a copy of the limited liability company agreement upon request at no charge.

Since the partnership owns all of the managing member interests of the Operating Company, determinations made by us under the limited liability company agreement will be made by our general partner.

Organization and Duration

The Operating Company was formed in September 2013 and will have a perpetual existence unless terminated under the terms of the limited liability company agreement.

Purpose

The Operating Company’s purpose under the limited liability company agreement is limited to any business activity that is approved by its managing member and that lawfully may be conducted by a limited liability company organized under Delaware law; provided that the managing member shall not cause the Operating Company to take any action that the managing determines would be reasonably likely to cause the Operating Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although we have the ability to cause the Operating Company to engage in activities other than the business of acquiring and exploiting oil and natural gas properties, we have no current plans to do so and may decline to do so free of any duty or obligation whatsoever to the Operating Company or the non-managing members, including any duty to act in the best interests of the Operating Company or the non-managing members. We are authorized in general to perform all acts we determine to be necessary or appropriate to carry out the Operating Company’s purposes and to conduct its business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “ —Limited Liability.” We are not obligated to make any capital contributions.

Management; Voting Rights

The business, property and affairs of the Operating Company are managed under the sole, absolute and exclusive direction of the managing member, which may from time to time delegate authority to its officers or to others to act on behalf of the Operating Company. No non-managing member, in his or her capacity as such, has the right to participate in or have any control over the business of the Operating Company.

Except as expressly provide in the limited liability company agreement, no non-managing member has the right to vote on any matter involving the Operating Company, including with respect to any merger, consolidation, combination or conversion of the Operating Company, or any other matter that a member might otherwise have the ability to vote or consent with respect to under the Delaware Limited Liability Company Act (the “Delaware LLC Act”) at law, in equity or otherwise.

Limited Liability

Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware LLC Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the limited liability company for the amount of the distribution for three years.

Applicable Law; Forum, Venue and Jurisdiction

The limited liability company agreement is governed by Delaware law. The limited liability company agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the limited liability company agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the limited liability company agreement or the duties, obligations or liabilities among members or of members to the Operating Company, or the rights or powers of, or restrictions on, the members or the Operating Company);

•	brought in a derivative manner on our behalf;

•

asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer or other employee of our general partner or the Operating Company, or owed by the managing member, to the Operating Company or the non-managing members;

•	asserting a claim arising pursuant to any provision of the Delaware LLC Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims and irrevocably waives the right to trial by jury.

If any person brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse the Operating Company and its affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

By purchasing an OpCo Unit, a member is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Issuance of Additional Membership Interests

The limited liability company agreement authorizes the Operating Company to issue an unlimited number of additional membership interests for the consideration and on the terms and conditions determined by its managing member without the approval of any non-managing member.

At any time when we issue additional common units, we will contribute the net cash proceeds or other consideration received, if any, from the issuance of such common units in exchange for an equivalent number of OpCo Units. In addition, if we issue common units pursuant to the Exchange Agreement entered into in connection with the Recapitalization Transaction, which we refer to as the Exchange Agreement, or pursuant to a distribution (including any split or combination) of common units to all of the holders of common units, the Operating Company will, if necessary, issue to us an equivalent number of OpCo Units, such that the number of OpCo Units held by us is equal to the number of common units in the partnership outstanding.

In the event that the Operating Company issues OpCo Units to, or cancels OpCo Units held by, any person other than us, we will issue Class B Units to such person or cancel Class B Units held by such person, as applicable, such that the number of Class B Units held by such person is equal to the number of OpCo Units held by such person.

Transfer of OpCo Units

By transfer of OpCo Units in accordance with the limited liability company agreement, each transferee of OpCo Units will be admitted as a member with respect to the OpCo Units transferred when such transfer or admission is reflected in the Operating Company’s register and such member becomes the record holder of the OpCo Units so transferred.

At any time, the non-managing member may exchange OpCo Units held by it (together with an equivalent number of Class B Units) for common units of the partnership pursuant to and in accordance with the Exchange Agreement and our partnership agreement upon a good faith written determination by the Operating Company, based on the most current practically available geological data, that there is sufficient net built-in gains or net built-in losses (or items thereof) attributable to the Operating Company’s assets to make an allocation pursuant to the limited liability company agreement to equalize the members’ capital account equal to its percentage interests. The limited liability company agreement also provides for additional transfer restrictions of OpCo Units.

Distributions and Allocations

The Operating Company will make distributions, if any, to all record holders of OpCo Units, pro rata. Subject to the special allocations discussed below, income or loss will be allocated to all record holders of OpCo Units, pro rata. While we may not have taxable income in the next three years due to an agreement between Diamondback and us to specially allocate to Diamondback priority allocations of the Operating Company’s income and gains over losses and deductions (but before depletion), there is no guarantee that we will not have any taxable income as a result of our equity interests in the Operating Company. Because an entity-level tax is imposed on us due to our status as a corporation for U.S. federal income tax purposes, our distributable cash flow may be substantially reduced by our tax liabilities.

Amendment of the Limited Liability Company Agreement

The limited liability company agreement may be amended, supplemented, waived or modified by the written consent of the managing member in its sole discretion without the approval of any other member or person; provided that except as otherwise provided in the limited liability company agreement, no amendment may modify the limited liability of any member, or increase the liabilities or obligations of any member, in each case, without the consent of each such affected member. Any amendment to the limited liability company agreement may be implemented and reflected in a writing executed solely by the managing member, and the non-managing member(s) will be deemed a party to and bound by such amendment.

Dissolution

The Operating Company will continue as a limited liability company until dissolved under the limited liability company agreement. The Operating Company will dissolve upon:

•	our election to dissolve it, if approved by the holders of units representing a unit majority;

•	there being no members, unless the Operating Company is continued without dissolution in accordance with applicable Delaware law; or

•	the entry of a decree of judicial dissolution of the Operating Company pursuant to the provisions of the Delaware Act.

Liquidation and Distribution of Proceeds

Upon the Operating Company’s dissolution, unless it is continued as a new limited liability company, the liquidator authorized to wind up the Operating Company’s affairs will, acting with all of our powers that are necessary or appropriate, liquidate the Operating Company’s assets and apply the proceeds of the liquidation as set forth in the limited partnership agreement. The liquidator may defer liquidation or distribution of the Operating Company’s assets for a reasonable period of time or distribute assets to members in kind if it determines that a sale would be impractical or would cause undue loss to the Operating Company’s members.

Withdrawal or Removal of the Managing Member

We may not be removed as the Operating Company’s managing member unless our general partner is removed as our general partner. If we are removed as the managing member of the Operating Company, we will automatically be removed as the general partner or managing member of each of our subsidiaries of which we are the general partner or managing member.

Indemnification

Under the limited liability company agreement, in most circumstances, the Operating Company will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages or similar events:

•	us;

•	any person who is or was an affiliate of the managing member;

•

any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of the Operating Company, any of the Operating Company’s subsidiaries or any entity set forth in the preceding two bullet points;

•

any person who is or was serving as an officer, director, manager, managing member, general partner, employee, agent, general partner, fiduciary or trustee of another person owing certain duties to OpCo or any of its subsidiaries at our request or the request of any of our affiliates;

•	any person who controls a managing member; and

•	any person designated by us.

Any indemnification under these provisions will only be out of the Operating Company’s assets. The managing member will not be personally liable for the Operating Company’s indemnification obligations, or have any obligation to contribute or lend any monies or property to the Operating Company to enable it to effectuate indemnification.

Books and Reports

We are required to keep appropriate books of the Operating Company’s business at the Operating Company’s principal offices. The Operating Company’s fiscal year ends on December 31 of each year.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

Cash Distribution Policy

Our sole source of cash is distributions from the Operating Company, which we control and in which we own a 46.6% economic interest as of October 1, 2021. The Operating Company will distribute cash to us and to Diamondback from time to time in proportion to our respective economic interests, subject to applicable law and any contractual restrictions.

The board of directors of our general partner has established a distribution policy whereby the Operating Company distributes all or a portion of its available cash on a quarterly basis to its unitholders (including Diamondback and our partnership). We in turn distributes all of the available cash we receives from the Operating Company to our common unitholders. The partnership’s available cash and the available cash of the Operating Company for each quarter is determined by the board of directors of our general partner following the end of such quarter. The Operating Company’s available cash generally equals its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, if any. The partnership’s available cash for each quarter generally equals the partnership’s proportional share of the Operating Company’s available cash for the quarter, less cash needed for the payment of income taxes, if any, and the preferred distribution. The percentage of available cash distributed pursuant to the distribution policy discussed above may change quarterly to enable the Operating Company to retain cash flow to help strengthen our balance sheet while also expanding the return of capital program through our common unit repurchase program. For example, our distribution for the second quarter of 2021 was 70% of cash available for distribution. We are not required to pay distributions to our common unitholders on a quarterly or other basis.

Because our policy is to cause the Operating Company to distribute all or a portion of available cash it generates each quarter, and then to distribute all available cash we receive from the Operating Company, without reserving cash for future distributions or borrowing to pay distributions during periods of low revenue, our unitholders have direct exposure to fluctuations in the amount of cash generated by our business. Our quarterly cash distributions, if any, will not be stable and will vary from quarter to quarter as a direct result of variations in the performance of our operators and revenue caused by fluctuations in the prices of oil and natural gas. Such variations may be significant.

Diamondback is entitled to receive its pro rata portion of the distributions we make on our common units and the Operating Company makes in respect of the OpCo Units. Holders of the Class B Units are not entitled to receive cash distributions except to the extent of the cash preferred distributions equal to 8% per annum payable quarterly on the $1.0 million capital contribution made to us by Diamondback pursuant to the recapitalization agreement in connection with the issuance of the Class B Units in the recapitalization transaction.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will make cash distributions to our unitholders. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

•

Our common unitholders have no contractual or other legal right to receive cash distributions from us on a quarterly or other basis. The board of directors of our general partner has adopted a policy pursuant to which we will cause the Operating Company to distribute to us and Diamondback all of the available cash it generates each quarter, and then we will distribute to our common unitholders each quarter all of the available cash we receive from the Operating Company that quarter, less reserves for income taxes payable by us, in each case as determined quarterly by the board of directors, but it may change this policy at any time.

•

Our cash distribution policy is subject to restrictions on distributions under our credit agreement. Specifically, our credit agreement contains conditions that the Operating Company must satisfy. Should the Operating Company be unable to satisfy these conditions under our credit agreements, the

Operating Company would be prohibited from making cash distributions to us notwithstanding our cash distribution policy.

•

Our business performance may be volatile, and our cash flows may be less stable, than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly cash distributions may be volatile and may vary quarterly and annually.

•	We do not have a minimum quarterly distribution or employ structures intended to maintain or increase quarterly distributions over time.

•

Our general partner has the authority to establish cash reserves for the prudent conduct of our business, and the establishment of, or increase in, those reserves could result in a reduction in cash distributions to our common unitholders. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner will be binding on our common unitholders.

•

Prior to making any distributions to us and Diamondback, the Operating Company will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us, but does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash to pay distributions to us, and accordingly by us to our common unitholders.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our common unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

We expect to distribute to our common unitholders on a quarterly basis all available cash we receive from the Operating Company, less reserves for income taxes payable by us, if any. To fund growth, we may need capital in excess of the amounts we may retain in our business. Our growth will depend on our ability and our operators’ ability to raise debt and equity capital from third parties in sufficient amounts and on favorable terms when needed. To the extent efforts to access capital externally are unsuccessful, our ability to grow could be impaired.

HOW WE MAKE DISTRIBUTIONS ON OUR LIMITED PARTNER INTERESTS

General

Within 60 days after the end of each quarter, we expect to make distributions, as determined by the board of directors of our general partner, to common unitholders of record on the applicable record date. We do not have a legal obligation to pay distributions, and the amount of distributions, if any, declared and paid under our distribution policy is determined by the board of directors of our general partner. See “Cash Distribution Policy and Restrictions on Distributions.”

Method of Distributions

We distribute all or a portion of available cash to our common unitholders, pro rata. Our partnership agreement permits us to borrow to make distributions, but we are not required to borrow to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter.

Common Units

As of October 1, 2021, we had 79,120,603 common units outstanding. Each common unit is entitled to receive cash distributions to the extent we distribute available cash. Common units do not accrue arrearages. Our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank.

Class B Units

As of October 1, 2021, we had 90,709,946 Class B Units outstanding. Holders of the Partnership’s Class B Units are not entitled to receive cash distributions except to the extent of the cash preferred distributions equal to 8% per annum payable quarterly on the $1.0 million capital contribution made to us by Diamondback pursuant to the recapitalization agreement in connection with the issuance of the Class B Units in the recapitalization transaction.

General Partner Interest

Our general partner owns a general partner interest and is only entitled to receive cash preferred distributions equal to 8% per annum payable quarterly in respect to tis general partner interest on the $1.0 million capital contribution made to us by our general partner pursuant to the recapitalization agreement in connection with the issuance of the Class B Units in the recapitalization transaction. However, it may acquire common units and other equity interests (including Class B Units) in the future and will be entitled to receive pro rata distributions in respect of those equity interests to the extent those equity interests are entitled to receive distributions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

We have elected to be treated as a corporation for U.S. federal income tax purposes.

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our common units by a taxpayer that holds our common units as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	certain former citizens or long-term residents of the United States;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold or are deemed to sell our common units under the constructive sale provisions of the Code;

•	persons that acquired our common units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts or regulated investment companies;

•

persons that hold our common units as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	persons that hold in excess of 5% of our common units.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our common units to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common units by such partnership.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR

COMMON UNITS ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Corporate Status

Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes effective on May 10, 2018. As a result, we are subject to tax as a corporation and distributions on our common units will be treated as distributions on corporate stock for U.S. federal income tax purposes. No Schedule K-1 will be issued with respect to our common units, but instead holders of our common units will receive a Form 1099 from us with respect to distributions received on our common units.

Consequences to U.S. Holders

The discussion in this section is addressed to holders of our common units who are U.S. holders for U.S. federal income tax purposes. A U.S. holder for purposes of this discussion is a beneficial owner of our common units and who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a United States person.

Distributions

Distributions with respect to our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our common units exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such common units, which reduces such basis dollar-for-dollar, and thereafter as capital gain from the sale or exchange of such common units. Non-corporate holders that receive distributions on our common units that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met.

You are encouraged to consult your tax advisor as to the tax consequences of receiving distributions on our common units that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Sale, Exchange, Certain Redemptions, or Other Taxable Disposition

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our common units equal to the difference, if any, between the amount realized upon the disposition of such common units and the U.S. holder’s adjusted tax basis in those common units. A U.S. holder’s tax basis in the common units generally will be equal to the amount paid for such common units reduced (but not below zero) by distributions received on such common units that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common units sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced U.S. federal income tax rate. The deductibility of net capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to distributions on our common units and the proceeds from a disposition of our common units. U.S. holders may be subject to backup withholding (at a rate of 24%) on distributions with respect to our common units and on the proceeds of a disposition of our common units unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

3.8% Tax on Net Investment Income

Certain U.S. holders that are individuals, trusts or estates will be subject to an additional tax at a rate of 3.8% on certain net investment income, which generally will include distributions received and gain recognized with respect to our common units. For individual U.S. holders, this additional tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a U.S. holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. holders are urged to consult their own tax advisors regarding the application of this additional net investment income tax to their particular circumstances.

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our common units who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common units that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

Distributions

Distributions with respect to our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a non-U.S. holder on our common units generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its common units (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its common units will be treated as gain from the sale of such common units and will have the tax consequences described below under “ —Gain on Disposition of Common Units.” The rules applicable to distributions by a United States real property holding corporation (a “USRPHC”) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our common units, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for exemption. If a non-U.S. holder is a corporation, it may also be subject to a “branch profits tax” (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Units

Subject to the withholding requirements under FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common units unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common units constitute a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common units continue to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common units, more than 5% of our common units will be taxable on gain realized on the disposition of our common units as a result of our status as a USRPHC. If our common units were not regularly traded during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such non-U.S. holder (regardless of the percentage of our common units owned) would be subject to U.S. federal income tax on a taxable disposition of our common units (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common units.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those distributions. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of distributions to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common units effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the rate of 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common units effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common units effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any distributions paid on our common units, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of our common units if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common units. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA with respect to them.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON UNITS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

INVESTMENT IN VIPER ENERGY PARTNERS LP BY EMPLOYEE BENEFIT PLANS

Investment in our common units is generally open to institutions, including pension and other funds subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, restrictions imposed by Section 4975 of the Code, and/or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, Similar Laws). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities (“IRAs”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts or arrangements. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of a Plan, or who renders investment advice to a Plan for a fee or other compensation, is generally considered to be a fiduciary of the Plan (a “Plan Fiduciary”). Among other things, whether or not subject to ERISA or the Code, a Plan Fiduciary should consider whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a Plan Fiduciary’s duties to the plan including, without limitation:

•	whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws, if applicable;

•	whether the investment provides sufficient liquidity to permit benefit payments to be made as they become due;

•	any requirement that the Plan Fiduciary annually value the assets of the plan;

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws, since there is a high degree of risk in purchasing common units;

•	whether the investment is for the exclusive purpose of providing benefits to participants and their beneficiaries; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

Plans investing in common units have no assurance of a full return of the amount invested. Each Plan Fiduciary must carefully consider the appropriateness of investing the assets of its plan in or common units and, before deciding to invest in our common units, must be satisfied that investment in our common units is prudent for the plan, that the investments of the plan, including its investment in our common units, are diversified so as to minimize the risks of large losses and that an investment in our common units complies with and is authorized by the appropriate governing instrument and is a proper investment for the plan. Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

The U.S. Department of Labor (“DOL”) has issued new regulations that redefine the term “fiduciary” and when a party becomes a fiduciary in connection with the provision of “investment advice” in the context of plan investment decisions. The new DOL fiduciary rule provides an exception that excludes from the definition of investment advice, recommendations to independent fiduciaries with financial expertise that are acting on behalf of plans in arm’s length transactions, if certain conditions are met. The independent fiduciary must be a bank, insurance carrier qualified to do business in more than one state, investment adviser registered under the Investment Advisers Act of 1940 or by a state, broker-dealer registered under the Exchange Act, or any other independent fiduciary that holds, or has under management or control, assets of at least $50 million, and: (1) The person making the recommendation must know or reasonably believe that the independent fiduciary of the plan is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (the person may rely on written representations from the plan or independent fiduciary to satisfy this condition); (2) the person must fairly inform the independent fiduciary that the person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transaction and must fairly inform the independent fiduciary of the existence and nature of the person’s financial interests in the transaction; (3) the person must know or reasonably believe that the independent fiduciary of the plan is a fiduciary under ERISA or the Code, or both, with respect to the transaction and is responsible for exercising independent judgment in evaluating the transaction (the person may rely on written representations from the plan or independent fiduciary to satisfy this condition); and (4) the person cannot receive a fee or other compensation directly from the plan, Plan Fiduciary, plan participant or beneficiary, IRA, or IRA owner for the provision of investment advice (as opposed to other services) in connection with the transaction.

Although the current status of the new fiduciary regulations is unsettled, we reserve the right to require certain representations or assurances from prospective investors subject to ERISA to determine compliance with ERISA provisions and to establish that the prospective ERISA investor is and will remain represented by a fiduciary independent of our general partner, the partnership, the Operating Company, their affiliates, and their respective members, partners, managers, stockholders, officers, directors, and employees, who is capable of evaluating investment risks independently, both in general and with regard to the particular transactions and investment strategies relating to our common units and who will be responsible for exercising independent judgment in evaluating such investment. If the prospective ERISA investor cannot make the representations set forth above, the prospective ERISA investor must immediately contact our general partner and the subscription will not be accepted unless specifically agreed to by our general partner.

Prohibited Transactions. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the Plan Fiduciary that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The DOL has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of Interests, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Because of the foregoing, our common units should not be purchased or held by any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable similar laws. By its purchase, each prospective investor will be deemed to have represented that either (i) it is not a plan that is subject to the prohibited transaction rules of ERISA or the Code, (ii) it is not an entity whose assets include assets of a plan or (iii) its investment in the Fund will not constitute a non-exempt prohibited transaction under ERISA or the Code.

Plan Assets. The DOL has adopted regulations that treat the assets of certain pooled investment vehicles as “plan assets” (the “look-through rule”) for purposes of the reporting, disclosure, prohibited transaction and fiduciary responsibility provisions of ERISA and the Code. Section 3(42) of ERISA defines the term “Plan Assets” to mean plan assets as defined by such regulations as the DOL may prescribe. In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws. The term “Benefit Plan Investors” includes any employee benefit plan subject to part 4 of subtitle B of Title I of ERISA (i.e., plans subject to the fiduciary provisions of ERISA), any plan to which the prohibited transaction provisions of Section 4975 of the Code apply (e.g., IRAs and Keogh plans), and any entity whose underlying assets include Plan Assets by reason of a Plan’s investment in such entity (a “Plan Asset Entity”).

The Department of Labor plan assets regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)

the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)

the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)

there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We believe that the look through rule will not apply to an investment in our common units and the underlying interests in the partnership will not be considered plan assets, during any period that our common units are publicly offered securities. If the underlying assets of the partnership or the Operating Company are considered assets of Benefit Plan Investors, our general partner, as a fiduciary of the partnership, will be a “party in interest” as defined in ERISA and a “disqualified person” as defined in the Code with respect to the plan. Generally, the fiduciary provisions of ERISA require fiduciaries of a plan to act for the exclusive benefit of the participants and the beneficiaries of the plans whose assets they manage, to employ the care, skill, prudence and diligence that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, to diversify investments so as to minimize the risks of large losses, and to comply with constituent documents of such plans. The Plan Fiduciary of a plan, and not our general partner as an investment manager of only a portion of a plan’s assets, is responsible for the overall diversification of the assets of such plan.

If the underlying assets of the partnership or the Operating Company are considered assets of Benefit Plan Investors under ERISA and a prohibited transaction were to occur, or the acquisition of our common units by a Benefit Plan Investor were to constitute a prohibited transaction, and no exemption were available, then our general partner and any other Plan Fiduciary or “party in interest” that has engaged in the prohibited transaction could be required (i) to restore to the plan any profit realized on the transaction and (ii) to reimburse the plan for any losses suffered by the plan as a result of such investment. In addition, each “disqualified person” (within the meaning of Code section 4975) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year such transaction continues and, unless such transaction were corrected within statutorily required periods, to an additional tax of 100%. Plan Fiduciaries who decide to invest in or common units could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investing in our common units or as co-fiduciaries for actions taken by or on behalf of the partnership, our general partner, or the Operating Company. The DOL also may assess an additional 5% civil penalty on a prohibited transaction and is required to assess a 20% civil penalty on any amount recovered from a Plan Fiduciary or from any other person who knowingly participates in a breach of fiduciary responsibility by a Plan Fiduciary if such amount is recovered pursuant to a settlement with the DOL or ordered by a court. This mandatory 20% civil penalty is reduced by the amount of any other civil penalty or excise tax imposed in connection with a prohibited transaction. For IRAs that invest in our common units, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, could cause the IRA to lose its tax-exempt status.

Furthermore, unless appropriate administrative exemptions were available or were obtained, the partnership would be restricted from acquiring an otherwise desirable investment or from entering into an otherwise favorable transaction, if such acquisition or transaction would constitute a “prohibited transaction.”

The information contained herein and in the other documentation provided to investors in connection with an investment in our common units is intended to satisfy the alternative reporting option for “eligible indirect compensation” on Schedule C of the Form 5500, in addition to the other purposes for which such documents were created. PLAN FIDUCIARIES CONTEMPLATING A PURCHASE OF COMMON UNITS SHOULD CONSULT WITH THEIR OWN COUNSEL REGARDING THE CONSEQUENCES UNDER ERISA, THE CODE AND ANY OTHER APPLICABLE SIMILAR LAWS IN LIGHT OF THE SERIOUS PENALTIES IMPOSED ON PERSONS WHO ENGAGE IN PROHIBITED TRANSACTIONS OR OTHER VIOLATIONS.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that Plan Fiduciaries, or other persons considering purchasing our common units on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the common units. Acceptance of subscriptions on behalf of Benefit Plan Investors is in no respect a representation by the partnership, our general partner, the Operating Company or any other party that this investment meets all relevant legal requirements with respect to investments by any particular plan. A Plan Fiduciary, by investing in our common units, signifies its informed consent to the risks involved in doing so and to the business terms of the partnership. Moreover, similar laws governing the investment and management of the assets of governmental, certain church or non-U.S. plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code (as discussed above). Accordingly, fiduciaries of such governmental, church or non-U.S. plans, in consultation with their advisors, should consider the effect of their respective laws and regulations on an investment in our common units and the considerations discussed above, if applicable.

SELLING UNITHOLDERS

We have prepared this prospectus to allow the selling unitholders identified below to offer and sell from time to time up to an aggregate of 15,250,000 common units for their own account. In connection with the Swallowtail Acquisition that was completed on October 1, 2021, (i) 2,434,192 common units were issued to Swallowtail and (ii) 12,815,808 common units were issued to Swallowtail II under the Purchase Agreement.

At the closing of the Swallowtail Acquisition, we entered into a registration rights agreement with the Swallowtail entities, pursuant to which we agreed to file with the SEC, within 15 days following the closing of the Swallowtail Acquisition, a shelf registration statement registering for resale the common units acquired in the Swallowtail Acquisition, cause such shelf registration statement to be declared effective promptly thereafter and cause such common units to be listed on the Nasdaq Global Select Market. We also agreed, subject to the termination provisions discussed below, to use our reasonable best efforts to keep such registration statement current and effective (or file a new shelf registration statement, if applicable, upon expiration of the preceding shelf registration statement) until such time as (i) the common units have been distributed to the public or may legally be distributed in one transaction to the public under Rule 144 (or any successor provision) under the Securities Act, (ii) the common units have been transferred or sold to any person without the assignment of the registration rights in accordance with the Swallowtail registration rights agreement (in each case contemplated by clauses (i) and (ii) ceasing to be registrable securities for purposes of the Swallowtail registration statement), or (iii) we are no longer eligible to maintain a shelf registration statement. The Swallowtail registration statement and our obligations to keep the shelf registration statement effective will terminate upon the earlier of (i) the date when there shall no longer be any such “Registrable Securities” outstanding (as such term is defined in the Swallowtail registration rights agreement) and (ii) the first date on which the number of “Registrable Securities” held by the unitholders having rights under the registration rights agreement constitute, in the aggregate, 2% or less of outstanding common units. Under the Swallowtail registration rights agreement, the selling unitholders may request to sell all or any portion of their common units issued in the Swallowtail Acquisition in an underwritten offering that is registered pursuant to the shelf registration statement; provided, however, that the selling unitholders, in the aggregate, will be entitled to make a demand for a total of only two underwritten shelf takedowns and only if the proceeds from the sale of such common units in any such underwritten shelf takedown (before the deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $50 million. Under the Swallowtail registration rights agreement, the selling unitholders also received unlimited piggyback registration rights.

We have prepared this prospectus and the registration statement of which it is a part to fulfill our registration requirements under the Swallowtail registration rights agreement with respect to an aggregate of 15,250,000 common units beneficially owned by the selling unitholders.

Pursuant to the Swallowtail registration rights agreement, we will pay all expenses relating to the registration and offering of these common units, except that the selling unitholders will pay any underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions, transfer taxes and certain attorney’s fees. Pursuant to the terms of the Swallowtail registration rights agreement, we agreed to indemnify the selling unitholders against certain liabilities, including liabilities under the Securities Act, and the selling unitholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling unitholders expressly for use in this prospectus.

As used herein, the term “selling unitholders” includes the unitholders listed in the table below and their respective donees, pledgees, transferees or other successors in interest selling common units covered by this prospectus received by them after the date of this prospectus as a gift, pledge, distribution or transfer. This prospectus does not cover subsequent sales of common units purchased from the selling unitholders identified in this prospectus.

The following table sets forth the maximum number of our common units that may be sold by the selling unitholders under the registration statement of which this prospectus forms a part. For purposes of the table below, we assume that the selling unitholders will sell all of their common units covered by this prospectus. We cannot predict when or in what amount the selling unitholders may sell any of the units offered by the selling unitholders in this prospectus, if at all. The table also sets forth the name of each selling unitholder, the nature of any position, office or other material relationship which such selling unitholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of our common units to be owned by such selling unitholders after completion of the offering.

We prepared the table based on information provided to us by the selling unitholders. We have not sought to verify such information. Additionally, the selling unitholders may have sold or transferred some or all of its common units in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling unitholders may also change over time.

Except as otherwise indicated, the selling unitholders have sole voting and dispositive power with respect to the common units shown below to be beneficially owned by them.

	Common Units Beneficially Owned Prior to the Offering(1)		Common Units Being Offered Hereby	Common Units Beneficially Owned After Completion of the Offering(1)
Name of Selling Unitholder	Number	Percent(2)	Number(3)	Number	Percent(2)
Swallowtail Royalties LLC(4)	2,434,192	3.1%	2,434,192	—	—%
Swallowtail Royalties II LLC(4)	12,815,808	16.2%	12,815,808	—	—%
Total	15,250,000	19.3%	15,250,000	—	—%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any common units which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding common units held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among the selling unitholders may differ.

(2)

Percentage of beneficial ownership is based upon 79,120,603 common units outstanding as of October 1, 2021 immediately following the closing of the Swallowtail Acquisition. Because the selling unitholders are not obligated to sell any portion of the common units shown as offered by them, we cannot estimate the actual number or percentage of our common units that will be held by the selling unitholders upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the common units covered by this prospectus will be held by the selling unitholders.

(3)	Assumes each selling unitholder disposes of all of its common units covered by this prospectus and does not acquire beneficial ownership of any additional common units.
(4)

Represents 2,434,192 common units held directly by Swallowtail Royalties LLC and 12,815,808 common units held directly by Swallowtail Royalties II LLC. Swallowtail Royalties LLC and Swallowtail Royalties II LLC are together referred to in this footnote as the “Blackstone Funds.” Guidon Energy Holdings LP is the managing member of Swallowtail Royalties LLC. Guidon Energy Holdings GP LLC is the general partner of Guidon Energy Holdings LP. Swallowtail Royalties Holdings LLC is the managing member of Swallowtail Royalties II LLC. BX Swallowtail Royalties Holding LLC is the managing member of Swallowtail Royalties Holdings LLC. BX Guidon Topco LLC is the managing member of BX Swallowtail Royalties Holding LLC. The controlling membership interests of Guidon Energy Holdings GP LLC are held by Blackstone Management Associates VI L.L.C. and Blackstone Energy Management Associates II L.L.C. The controlling membership interests of BX Guidon Topco LLC are held by Blackstone Management Associates VI L.L.C. and Blackstone Energy Management Associates II L.L.C. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. Blackstone Holdings III L.P. is the managing member of each of BMA VI L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the above entities or persons may be deemed to beneficially own common units beneficially owned by the Blackstone Funds or indirectly controlled by such entity or person. Each of the above entities or persons disclaims beneficial ownership of such securities in excess of their respective pecuniary interest therein. The address of each of the above entity or person is c/o Blackstone Inc., 345 Park Avenue, New York, NY 10154.

Our Relationship with Blackstone

Blackstone beneficially owns approximately 5.9% of outstanding common stock of our parent, Diamondback. Diamondback acquired approximately 32,500 net acres in the Northern Midland Basin and certain related oil and gas assets from Guidon Operating LLC and certain other Blackstone affiliates in exchange for 10.68 million shares of Diamondback’s common stock and $375 million in cash in February 2021.

Other Selling Unitholders

This prospectus may also be used by other selling unitholders that will be identified, if required, in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of our common units held by such other selling unitholders. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

The selling unitholders, which term as used in this prospectus includes the selling unitholders listed in the table under the heading “Selling Unitholders” and their respective donees, pledgees, transferees or other successors in interest selling common units covered by this prospectus received by them after the date of this prospectus as a gift, pledge, distribution or transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the common units offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such common units are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling unitholders or by agreement between the selling unitholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale.

The selling unitholders may use any one or more of the following methods when disposing of the common units offered by this prospectus or any applicable prospectus supplement:

•	sales on the Nasdaq Stock Market LLC or any national securities exchange or quotation service on which our common units may be listed or quoted at the time of sale;

•	an over-the-counter sale or distribution;

•	underwritten offerings;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades (which may involve crosses) in which the broker-dealer will attempt to sell the common units as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree to sell a specified number of such common units at a stipulated price per unit;

•	through the distributions of the common units by any selling unitholder to its general or limited partners, members, managers, affiliates, employees, directors or stockholders;

•	in option transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling unitholders may elect to make an in-kind distribution of their common units to their respective members, partners or unitholders. To the extent that such members, partners or unitholders are not affiliates of ours, such members, partners or unitholders would thereby receive freely tradeable common units pursuant to the distribution through this registration statement.

The selling unitholders may also sell their common units under Rule 144 or any other exemption from registration under the Securities Act, if, when and to the extent such exemption is available to them at the time of such sale, rather than under this prospectus.

The selling unitholders also may transfer their common units in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling unitholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling unitholders (or, if any broker-dealer acts as agent for the purchaser of common units, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the common units, the selling unitholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common units in the course of hedging the positions they assume. The selling unitholders may also sell common units short and deliver these common units to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these common units. The selling unitholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling unitholders may from time to time pledge or grant a security interest in some or all of the common units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common units from time to time under this prospectus, or, to the extent required under the applicable securities laws, under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act.

If the selling unitholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The selling unitholders and any underwriters, broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the common units purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Underwriters may resell the common units to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents. Each selling unitholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common units.

Pursuant to the Swallowtail registration rights agreement, we will pay all expenses relating to the registration and offering of these common units, except that the selling unitholders will pay any underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions, transfer taxes and certain attorney’s fees. Pursuant to the terms of the Swallowtail registration rights agreement, we agreed to indemnify the selling unitholders against certain liabilities, including liabilities under the Securities Act, and the selling unitholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling unitholders expressly for use in this prospectus.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale common units may not simultaneously engage in market making activities with respect to the common units for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling unitholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common units by the selling unitholders or any other person. We will make copies of this prospectus available to the selling unitholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurances that the selling unitholders will sell, nor are the selling unitholders required to sell, any or all of the securities offered under this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If required, we may add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its common units from holders named in this prospectus after the effective date of this prospectus. Transferees, successors and donees of identified selling unitholders may not be able to use this prospectus for resales until they are named in the selling unitholders table by prospectus supplement or post-effective amendment. See “Selling Unitholders.”

LEGAL MATTERS

The validity of the issuance of the securities offered in this prospectus will be passed upon by Akin Gump Strauss Hauer & Feld LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the selling unitholders or underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information incorporated by reference in this prospectus regarding estimates of proved reserves, future production and income attributable to certain royalty interests of the partnership is based upon the reserve reports prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2020, 2019 and 2018. This information is incorporated by reference herein in reliance upon the authority of said firm as experts in these matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts shown are estimated, except the SEC registration fee, and will be borne by the registrant.

SEC registration fee	$32,614(1)
Accounting fees and expenses	50,000(1)
Legal fees and expenses	100,000(1)
Printing and engraving expenses	10,000(1)
Miscellaneous	25,000(1)

Total	$217,614(1)

(1)

Except for the SEC registration fee, all amounts listed in the tables relate to the estimated expenses of registering the common units for resale by the selling unitholders under the registration statement of which this prospectus forms a part. The estimated expenses of any offerings under this registration statement are not presently known, but the foregoing represents the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with any offering of securities under the registration statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under the registration statement.

Item 15.	Indemnification of Directors and Officers

The section of the prospectus entitled “The Partnership Agreement—Indemnification” is incorporated herein by reference and discloses that we generally indemnify the directors, officers and affiliates of the general partner to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Viper Energy Partners GP LLC, our general partner, provides for the indemnification of its directors and officers against liabilities they incur in their capacities as such. We and our general partner have also entered into indemnification agreements with each of the current directors and executive officers of our general partner. These agreements require us to indemnify these individuals to the fullest extent permitted by law against expenses incurred as a result of any proceeding in which they are involved by reason of their service to us and, if requested, to advance expenses incurred as a result of any such proceeding. We also intend to enter into indemnification agreements with future directors and executive officers of our general partner.

Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including indemnification against liabilities under the Securities Act.

Item 16.	Exhibits

Exhibit Number		Description

1.1*	—	Form of Underwriting Agreement.

3.1	—	Certificate of Limited Partnership of Viper Energy Partners LP (Incorporated by reference to Exhibit 3.1 of the Partnership’s Registration Statement on Form S-1 (File No. 333-195769) filed on May 7, 2014).

3.2	—	Second Amended and Restated Agreement of Limited Partnership of Viper Energy Partners LP, dated as of May 9, 2018 (Incorporated by reference to Exhibit 3.1 of the Partnership’s Current Report on Form 8-K (File No. 001-36505) filed on May 15, 2018).

3.3	—	First Amendment to Second Amended and Restated Agreement of Limited Partnership of Viper Energy Partners LP, dated as of May 10, 2018 (Incorporated by reference to Exhibit 3.2 of the Partnership’s Current Report on Form 8-K (File No. 001-36505) filed on May 15, 2018).

3.4	—	Second Amended and Restated Limited Liability Company Agreement of Viper Energy Partners LLC, dated as of May 9, 2018 (Incorporated by reference to Exhibit 3.3 of the Partnership’s Current Report on Form 8-K (File No. 001-36505) filed on May 15, 2018).

3.5		First Amendment to Second Amended and Restated Limited Liability Company Agreement of Viper Energy Partners LLC, dated as of March 30, 2020 (incorporated by reference to Exhibit 3.1 of the Partnership’s Current Report on Form 8-K (File 001-36505) filed on March 31, 2020).

4.1		Description of Securities of Viper Energy Partners LP (incorporated by reference to Exhibit 4.1 to the Partnership’s Annual Report on Form 10-K (File 001-36505) filed on February 18, 2020).

4.2		Amended and Restated Registration Rights Agreement, dated as of May 9, 2018, by and between Viper Energy Partners LP and Diamondback Energy, Inc. (incorporated by reference to Exhibit 4.1 of the Partnership’s Current Report on Form 8-K (File 001-36505) filed on May 15, 2018).

4.3	—	Registration Rights Agreement, dated as of October 1, 2021, by and among Viper Energy Partners LP, Swallowtail Royalties LLC and Swallowtail Royalties II LLC (incorporated by reference to Exhibit 4.1 of the Partnership’s Current Report on Form 8-K (File No. 001-36505) filed on October 7, 2021).

5.1**	—	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered.

23.1**	—	Consent of Ryder Scott Company, L.P.

23.2**	—	Consent of Grant Thornton LLP.

23.3**	—	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 hereto).

24.1**	—	Powers of Attorney (included on the signature page to this registration statement).

*	To be filed as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this registration statement.
**	Filed herewith.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, in the State of Texas, on October 18, 2021.

VIPER ENERGY PARTNERS LP

By:	Viper Energy Partners GP LLC, its general partner

By:	/s/ Teresa L. Dick
Teresa L. Dick
Executive Vice President, Chief Financial Officer and Assistant Secretary

Each person whose signature appears below hereby constitutes and appoints Travis D. Stice, Kaes Van’t Hof, Teresa L. Dick and Matt Zmigrosky, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates presented.

Signature	Title	Date
/s/ Travis D. Stice	Chief Executive Officer, Director (Principal Executive Officer)	October 18, 2021
Travis D. Stice

/s/ Teresa L. Dick	Chief Financial Officer (Principal Financial and Accounting Officer)	October 18, 2021
Teresa L. Dick

/s/ Steven E. West	Director	October 18, 2021
Steven E. West

/s/ Spencer D. Armour	Director	October 18, 2021
Spencer D. Armour

/s/ Rosalind Redfern Grover	Director	October 18, 2021
Rosalind Redfern Grover

/s/ W. Wesley Perry	Director	October 18, 2021
W. Wesley Perry

/s/ James L. Rubin	Director	October 18, 2021
James L. Rubin

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